Exhibit 99.1

ENSERVCO Reports 2018 Financial Results

Full Year Highlights – 2018 vs. 2017

●	Revenue increased 27% to $46.9 million from $37.1 million

●	Well enhancement service revenue up 23% to $42.8 million from $34.7 million

●	Water transfer service revenue up 95% to $4.2 million from $2.1 million

●	Net loss improves to $5.9 million from $6.9 million

●	Adjusted EBITDA up 29% to $4.9 million from $3.8 million

Company extends momentum into first quarter of 2019 on strength of stabilizing oil price and impact from growth initiatives implemented in 2018

DENVER, March 28, 2019 (GLOBE NEWSWIRE) -- ENSERVCO Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today reported financial results for its fourth quarter and full year ended December 31, 2018.

“We are pleased with our 2018 financial performance, which included double digit increases in revenue and adjusted EBITDA and reflected the positive impact of process improvement initiatives we implemented during the year,” said Ian Dickinson, President and CEO.  “We achieved the second highest full-year revenue total in Company history despite sharp fluctuations in crude oil prices throughout the year, including a substantial decline in the latter half of the fourth quarter that caused several customers to delay drilling and completion activity.  Nevertheless, we posted revenue gains and maintained an adjusted EBITDA margin of 15% in the fourth quarter despite the decline in demand.  And as commodity prices stabilized in the first quarter of 2019, we saw an uptick in customer activity and a continuation of our revenue and profit momentum.

“In 2018, we took several important steps to improve our operations and position the Company to take advantage of our expanded fleet and blue-chip customer base,” Dickinson added. “These steps included: 1) Transformation of our organizational structure and business processes to improve communications and transparency among our various locations across the country; 2) Creation of a formal business development team that is focused on providing more services to each customer; 3) Elimination of unprofitable operations, including the closure of our water hauling business and consolidation of two field facilities that combined to account for approximately $750,000 in trailing 12-month EBITDA burn;  4) Acquisition of our large competitor – Adler Hot Oil Service – which increased our market share in frac water heating and hot oiling and strengthened our presence in the Bakken shale.  We expect these moves to further our short-term goals of increasing fleet utilization and unit level profitability and set us on a path to achieve our longer-term goals of de-levering our balance sheet, achieving organic growth and positioning us to expand our services portfolio and increase our geographic footprint through accretive M&A activity.”

Full Year Results
Total revenue for the year ended December 31, 2018, increased 27% to $46.9 million from $37.1 million last year.

Well enhancement services grew 23% to $42.8 million from $34.7 million last year. The well enhancement segment included frac water heating, up 48% to $27.3 million from $18.4 million; hot oiling, up 5% to $11.7 million from $11.1 million; and acidizing, down 19% to $2.9 million from $3.6 million. The well enhancement segment generated income of $9.9 million for the year, up 13% from $8.8 million last year.

Water transfer revenue in 2018 increased 95% to $4.2 million, or 9% of total revenue, from $2.1 million, or 6% of total revenue, in the prior year.  The water transfer segment generated income of $188,000 in 2018 versus a loss of $538,000 in the prior year.

Total operating expenses increased 21% in 2018 to $49.3 million from $40.8 million in the prior year due primarily to higher direct variable costs associated with increased activity. Sales, general and administrative expenses increased 19% to $5.2 million from $4.4 million last year due primarily to buildout of the Company’s business development team and higher personnel costs, in addition to professional fees incurred in connection with the acquisition of Adler. Depreciation and amortization expense was up slightly to $6.0 million from $5.8 million due to the increase in fleet size resulting from the Adler acquisition.

Net loss from continuing operations in 2018 was $5.0 million, a 15% improvement over the net loss of $5.9 million in the prior year.  The operating loss from discontinued operations (representing the results of operations and costs of the closure of the Dillco water hauling unit) was $848,000 in 2018 versus $973,000 in 2017, resulting in a net loss of $5.9 million, or $0.13 per diluted share, a 15% improvement from the net loss of $6.9 million, or $0.14 per diluted share, in the prior year.

Adjusted EBITDA in 2018 increased 29% to $4.9 million from $3.8 million in the prior year.

ENSERVCO generated $1.3 million in cash from operations in 2018, representing a $5.3 million positive swing over the $4.0 million in cash used in operations in 2017. The improvement was largely the result of the increase in cash collections from the Company’s stronger 2017-18 heating season as compared to the 2016-17 heating season.

Fourth Quarter Results
Total revenue in the fourth quarter ended December 31, 2018, increased 13% to $14.9 million from $13.1 million in the same quarter last year.

Well enhancement services revenue increased 3% year over year to $13.3 million from $12.9 million. The well enhancement segment included frac water heating, up 26% to $9.6 million from $7.6 million; hot oiling, essentially flat at $3.0 million; and acidizing, down 69% to $486,000 from $1.6 million. The well enhancement segment generated income of $3.4 million in the fourth quarter, down from income of $3.9 million in the same quarter last year due primarily to lower acidizing activity.  Acidizing is the Company’s smallest revenue generator, and the lower acidizing revenue in the fourth quarter was due to a decline in services performed for two customers in Texas and Wyoming that were more active in the year-ago fourth quarter.  The closure of one of our Kansas locations where we previously provided acidizing services also contributed to the decline. Equipment from the Kansas location has subsequently been redeployed to other basins.  The Company has recently won new acidizing business in several basins and expects the segment to grow over the long term.

Water transfer segment revenue increased nearly five-fold in the fourth quarter to $1.6 million, or 11% of total revenue, from $272,000, or 2% of total revenue, in the same quarter last year.  The segment generated income of $216,000 in the fourth quarter compared to a loss of $280,000 in the same quarter last year.

Total operating expenses in the fourth quarter increased by 17% year over year to $14.4 million from $12.3 million due primarily to additional overhead costs associated with the Adler acquisition. The Company expects to achieve cost efficiencies related to the Adler acquisition that will be reflected in future quarters. Sales, general and administrative expense increased 43% in the fourth quarter to $1.5 million from $1.0 million due primarily to $186,000 in professional fees incurred in connection with the Adler acquisition, additional overhead costs associated with the Adler operation, and higher personnel costs associated with buildout of the new business development team.  Depreciation and amortization expense was up slightly to $1.6 million from $1.5 million due to the increase in fleet size resulting from the Adler acquisition.

Net loss from continuing operations in the fourth quarter was $248,000, compared to a loss of $1.7 million in the same quarter last year. The year-ago loss included a $1.8 million charge for income taxes. The operating loss from discontinued operations (representing the results of operations and costs to shut down the Dillco water hauling unit) was $268,000 in the fourth quarter versus $184,000 in the same quarter last year.  Net loss in the fourth quarter was $516,000, or $0.01 per diluted share, a 73% improvement over the net loss of $1.9 million, or $0.04 per diluted share, in the same quarter last year.

Adjusted EBITDA decreased 11% in the fourth quarter to $2.2 million from $2.5 million in the same quarter last year.

Conference Call Information done
Management will hold a conference call today to discuss these results.  The call will begin at 2:30 p.m. Mountain Time (4:30 p.m. Eastern) and will be accessible by dialing 877-407-8031 (201-689-8031 for international callers).  No passcode is necessary.  A telephonic replay will be available through April 4, 2019, by calling 877-481-4010 (919-882-2331 for international callers) and entering the Conference ID #45317. To listen to the webcast, participants should go to the ENSERVCO website at www.enservco.com and link to the “Investors” page at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days.  The webcast also is available at the following link: https://www.investornetwork.com/event/presentation/45317

About ENSERVCO
Through its various operating subsidiaries, ENSERVCO provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, water transfer and related services.  The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

*Note on non-GAAP Financial Measures
This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles ("GAAP"). The term "EBITDA" refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing ENSERVCO’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Operations table at the end of this release.  We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

Cautionary Note Regarding Forward-Looking Statements
This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in ENSERVCO’s annual report on Form 10-K for the year ended December 31, 2018, and subsequently filed documents with the SEC.  Forward looking statements in this news release that are subject to risk include the ability to sustain revenue and profit momentum, de-lever the balance sheet, and increase fleet utilization and unit level profitability; and plans for organic growth and accretive M&A activity that expands the services portfolio and geographic footprint. It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO.  ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

Contact:

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
Phone: 303-880-9000
Email: jay@pfeifferhigh.com

ENSERVCO CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands)
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Revenues
Well enhancement services	$13,269	$12,850	$42,759	$34,686
Water transfer services	1,602	272	4,160	2,128
Other	-	-	-	254
	14,871	13,122	46,919	37,068

Expenses
Well enhancement services	9,915	8,966	32,852	25,902
Water transfer services	1,386	552	3,972	2,666
Functional support and other	159	200	626	1,057
Sales, general and administrative expenses	1,475	1,031	5,225	4,392
Patent litigation and defense costs	3	33	80	129
Severance and Transition Costs	-	-	633	784
(Gain) Loss on disposals of equipment	(55)	62	(108)	62
Depreciation and amortization	1,551	1,462	5,989	5,833
Total operating expenses	14,434	12,306	49,269	40,825

Income (Loss) from Operations	437	816	(2,350)	(3,757)

Other (expense) income
Interest expense	(746)	(452)	(2,228)	(2,261)
Other income (expense)	61	(241)	(407)	(463)
Total other expense	(685)	(693)	(2,635)	(2,724)

(Loss) income from continuing operations Before Tax Expense	(248)	123	(4,985)	(6,481)
Income Tax (Expense) Benefit	-	(1,846)	(32)	561
Loss from continuing operations	$(248)	$(1,723)	$(5,017)	$(5,920)
Discontinued operations
Loss from operations of discontinued Dillco (including gain on disposal of $129,000 and impairment loss of $130,000 for the three months and year ended December 31, 2018)	$(268)	$(184)	$(848)	$(973)
Income tax benefit	-	-	-	-
Loss on discontinued operations	(268)	(184)	(848)	(973)
Net income	$(516)	$(1,907)	$(5,865)	$(6,893)

Loss from continuing operations per Common Share - Basic and diluted	$(0.01)	$(0.04)	$(0.09)	$(0.12)
Loss from discontinued operations per Common Share - Basic and diluted	-	-	(0.02)	(0.02)
Net loss per share	$(0.01)	$(0.04)	$(0.11)	$(0.14)

Basic weighted average number of common shares outstanding	54,347	51,077	52,865	51,070

ENSERVCO CORPORATION AND SUBSIDIARIES
Calculation of Adjusted EBITDA *

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

EBITDA*
Net loss	$(516)	$(1,907)	$(5,865)	$(6,893)
Add Back (Deduct)
Interest Expense	746	452	2,228	2,261
Provision for income taxes expense (benefit)	-	1,868	32	(561)
Depreciation and amortization	1,595	1,618	6,264	6,488
EBITDA*	1,825	2,031	2,659	1,295
Add Back (Deduct)
Stock-based compensation	102	132	393	704
Severance and Transition Costs	-	-	633	784
Patent Litigation and defense costs	3	33	80	129
Impairment loss on assets held for sale	131	-	130	-
(Gain) loss on sale and disposal of equipment	(184)	18	(237)	18
Acquisition-related expenses	186	-	224	-
Other (income) expense	(61)	219	407	463
EBITDA related to discontinued operations	222	72	572	363
Adjusted EBITDA*	$2,224	$2,505	$4,861	$3,756
*Note: See below for discussion of the use of non-GAAP financial measurements.

Use of Non-GAAP Financial Measures: Non-GAAP results are presented only as a supplement to the financial statements and for use within management’s discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader's understanding of the Company’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

EBITDA is defined as net income (earnings), before interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA excludes stock-based compensation from EBITDA and, when appropriate, other items that management does not utilize in assessing the Company’s ongoing operating performance as set forth in the next paragraph. None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

All of the items included in the reconciliation from net income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, impairment losses, etc.) or (ii) items that management does not consider to be useful in assessing the Company’s ongoing operating performance (e.g., income taxes, gains and losses on sale of equipment, acquisition-related expenses, patent litigation and defense costs, severance and transition costs, EBITDA related to discontinued operations etc.). In the case of the non-cash items, management believes that investors can better assess the company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company’s ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. Additionally, our fixed charge coverage ratio covenant associated with our Loan and Security Agreement with East West Bank require the use of Adjusted EBITDA in specific calculations.

Because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

ENSERVCO CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,
ASSETS	2018	2017

Current Assets
Cash and cash equivalents	$257	$391
Accounts receivable, net	10,729	11,160
Prepaid expenses and other current assets	1,081	801
Inventories	514	552
Income tax receivable, current	85	57
Current assets of discontinued operations	864	692
Total current assets	13,530	13,653

Property and equipment, net	33,057	28,312
Goodwill and intangible assets, net	1,580	301
Income taxes receivable, noncurrent	28	57
Other assets	649	822
Non-current assets of discontinued operations	177	1,105
TOTAL ASSETS	$49,021	$44,250

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$3,391	$5,276
Note Payable	3,868	-
Current portion of long-term debt	149	182
Current liabilities of discontinued operations	44	189
Total current liabilities	7,452	5,647

Long-Term Liabilities
Senior revolving credit facility	33,882	27,066
Subordinated debt	1,832	2,229
Long-term debt, less current portion	312	252
Warrant liability	-	831
Other liability	941	-
Total long-term liabilities	36,967	30,378
Total liabilities	44,419	36,025

Stockholders' Equity
Preferred stock, $.005 par value, 10,000,000 shares authorized, no shares issued or outstanding	-
Common stock. $.005 par value, 100,000,000 shares authorized, 54,389,829 and 51,197,989 shares issued as of December 31, 2018 and December 31, 2017, respectively; 103,600 shares of treasury stock; and 54,286,229 and 51,094,389 shares outstanding as of December 31, 2018 and December 31, 2017, respectively	271	255
Additional paid-in capital	21,797	19,571
Accumulated deficit	(17,466)	(11,601)
Total stockholders' equity	4,602	8,225

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$49,021	$44,250

ENSERVCO CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended
	December 31,
	2018	2017
OPERATING ACTIVITIES
Net loss	$(5,865)	$(6,893)
Net Loss from discontinued operations	(848)	(973)
Net Loss from continuing operations	(5,017)	(5,920)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,989	5,833
(Gain) loss on disposal of equipment	(108)	62
Change in fair value of warrant	540	524
Deferred income taxes	-	146
Stock-based compensation	393	704
Amortization of debt issuance costs and discount	297	484
Provision for bad debt expense	43	37
Changes in operating assets and liabilities
Accounts receivable	1,691	(6,845)
Inventories	38	(166)
Prepaid expense and other current assets	1,082	133
Income taxes receivable	(28)	111
Other assets	(120)	(403)
Accounts payable and accrued liabilities	(2,616)	2,446
Other liabilities	25	-
Net cash provided by (used in) operating activities - continuing operations	2,209	(2,854)
Net cash used in operating activities - discontinued operations	(873)	(1,135)
Net cash provided by (used in) operating activities	1,336	(3,989)

INVESTING ACTIVITIES
Acquisition of Adler Hot Oil Service, LLC	(6,164)	-
Purchases of property and equipment	(1,781)	(1,677)
Proceeds from insurance claims	122	183
Proceeds from disposal of equipment	578	279
Net cash used in investing activities - continuing operations	(7,245)	(1,215)
Net cash used in investing activities - discontinued operations	(29)	(89)
Net cash used in investing activities	(7,274)	(1,304)

FINANCING ACTIVITIES
Stock issuance costs and registration fees	-	(1)
Net line of credit borrowings	6,728	4,312
Proceeds from issuance of long-term debt	-	1,000
Repayment of note payable	(800)	-
Repayment of long-term debt	(93)	(189)
Other financing	(31)	(59)
Net Cash provided by financing activities	5,804	5,063

Net Decrease in Cash Flows	(134)	(230)

Cash and cash equivalents, beginning of period	391	621

Cash and cash equivalents, end of period	$257	$391

Supplemental Cash Flow Information:
Cash paid for interest	$1,940	$674
Cash paid (refund) for income taxes	$32	$(222)
Supplemental Disclosure of Non-cash Investing and Financing Activities:
Non-cash proceeds from revolving credit facility	$141	$1,124
Cashless exercise of stock options	$994	$-
Non-cash proceeds from warrant exercise	$500	$-
Non-cash subordinated debt principal payment	$(500)	$-
Non-cash conversion of warrant liability to equity	$1,371	$-
Non-cash proceeds from subordinated debt borrowings	$4,800	$1,500
Non-cash repayment of revolving credit facility	$-	$(1,500)